Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports Third Quarter 2008 Results

Houston, Texas – November 07, 2008 – Cheniere Energy, Inc. (NYSE Alternext: LNG) reported a net loss of $67.4 million, or $1.42 per share (basic and diluted), for the third quarter of 2008 compared with a net loss of $53.5 million, or $1.14 per share (basic and diluted), during the corresponding period in 2007. Results are reported on a consolidated basis with Cheniere Energy Partners, L.P. (NYSE Alternext: CQP) as Cheniere Energy, Inc. holds a 90.6% ownership interest.

Losses from operations were $39.1 million for the third quarter of 2008 compared to $47.3 million for the third quarter of 2007. This decrease of $8.2 million primarily resulted from lower LNG receiving terminal and pipeline development expenses of $8.5 million, lower general and administrative expenses of $5.0 million and an increase in marketing and trading gains of $3.1 million. These decreases and gains were partially offset by increased repair and maintenance expense of $2.8 million related to Hurricane Ike and increased depreciation expense of $5.3 million quarter over quarter as the Sabine Pass terminal was placed into service during the quarter.

Cash and Cash Equivalents

Restricted cash and cash equivalents and treasury securities at September 30, 2008 was $578.0 million of which $127.3 million was held at the parent level and $450.7 million was held at Cheniere Energy Partners. Restricted cash held by Cheniere includes approximately $120.1 million for a reserve account for payments under Cheniere Marketing LLC’s TUA with the Sabine Pass LNG receiving terminal. This reserve requirement is to be reduced to one quarter of payments (approximately $63 million) by the third quarter of 2009.

Restricted cash held by Cheniere Energy Partners included approximately $54.9 million reserved by Sabine Pass LNG for interest payments on its senior secured notes, $82.4 million in a permanent debt service account, $43.4 million as a reserve for distributions to Cheniere Partners’ common unit holders and $270.0 million for construction, other expenses and distributions as allowed per the indenture. In September 2008, Sabine Pass LNG completed an additional issuance of $183.5 million of its senior secured notes due 2016.

Unrestricted cash and cash equivalents at September 30, 2008 was $128.3 million of which the majority was held by Cheniere Energy, Inc. Cheniere estimates remaining cash expenditures for the Creole Trail pipeline to be $11.0 million from October 2008 through completion.

In August 2008, a subsidiary of Cheniere Energy, Inc. closed a $250 million senior secured convertible loan agreement. Proceeds were used to repay the $95.0 million bridge loan obtained in May 2008, fund a reserve account for payments under Cheniere Marketing LLC’s TUA with the Sabine Pass LNG receiving terminal and for general corporate purposes.

Sabine Pass Terminal

During the quarter, construction of the initial 2.6 Bcf/d of sendout capacity and 10.1 Bcf of storage capacity at the Sabine Pass terminal was completed and the terminal was placed into service. There are a few outstanding work items that the contractor needs to complete in order for the terminal to be fully commissioned and the terminal may need to obtain and process additional LNG to complete the testing.

In September, Hurricane Ike struck the Texas and Louisiana coasts resulting in minimal impact to the in-service portion of the terminal, damage to the temporary facilities and salt water exposure to some stored construction materials associated with the 1.4 Bcf/d expansion still under construction. The temporary facilities have been replaced and the damaged construction materials are being refurbished or replaced as required. Cheniere expects that the majority of the costs will be recoverable under its insurance policies. The project was approximately 84% complete at quarter end and the remaining construction is still expected to be completed by the third quarter of 2009.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.

Selected Financial Information

(in thousands) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$4,100	$394	$6,491	$9
Operating costs and expenses
LNG receiving terminal and pipeline development expenses	1,522	10,071	10,803	26,357
LNG receiving terminal and pipeline operating expenses	4,163	—	4,579	—
Exploration costs	5	659	98	1,032
Oil and gas production costs	115	82	323	250
Depreciation, depletion and amortization	7,220	1,952	12,837	4,541
General and administrative expenses	29,933	34,904	79,976	85,101
Restructuring charges	287	—	78,851	—

Total operating costs and expenses	43,245	47,668	187,467	117,281

Loss from operations	(39,145)	(47,274)	(180,976)	(117,272)
Derivative gain	14,692	—	2,325	—
Loss from equity method investments	—	(191)	(4,800)	(191)
Loss on early extinguishment of debt	(10,716)	—	(10,716)	—
Interest expense, net	(36,801)	(28,027)	(78,051)	(80,383)
Interest income	3,535	20,990	17,940	66,695
Other income (expense)	(33)	3	(103)	(181)
Income tax benefit	—	—	—	—
Minority interest	1,025	1,045	4,694	2,203

Net loss	$(67,443)	$(53,454)	$(249,687)	$(129,129)

Net loss per common share—basic and diluted	$(1.42)	$(1.14)	$(5.29)	$(2.48)

Weighted average number of common shares outstanding—basic and diluted	47,492	46,728	47,200	51,974

Cheniere Energy, Inc.

Selected Financial Information

(in thousands) (1)

	September 30, 2008	December 31, 2007
	(Unaudited)
Cash and Cash Equivalents	$128,337	$296,530
Restricted Cash and Cash Equivalents	394,433	228,085
Other Current Assets	18,096	75,997
Non-Current Restricted Cash, Cash Equivalents and Treasury Securities	183,561	542,148
Property, Plant and Equipment, Net	2,137,938	1,645,112
Debt Issuance Costs, Net	59,502	44,005
Goodwill	76,844	76,844
LNG Held for Commissioning	16,595	—
Other Assets	34,010	53,578

Total Assets	$3,049,316	$2,962,299

Current Liabilities	$117,391	$173,101
Long-Term Debt	3,152,161	2,757,000
Deferred Revenue	38,500	40,000
Other Liabilities	7,263	8,637
Minority Interest	261,186	285,675
Stockholders’ (Deficit) Equity	(527,185)	(302,114)

Total Liabilities and Stockholders’ (Deficit) Equity	$3,049,316	$2,962,299

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the Securities and Exchange Commission.

CONTACTS:

Investors: Christina Cavarretta, 713-375-5100

Media: Diane Haggard, 713-375-5259

###